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                                                                  Exhibit (j)(1)


                         CONSENT OF INDEPENDENT AUDITORS



To the Shareholders and Board of Trustees of American Independence Fund Trust:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated April 5, 2002 on the statements of assets and liabilities of NestEgg Capital Preservation Fund, NestEgg 2010 Fund, NestEgg 2020 Fund, NestEgg 2030 Fund and NestEgg 2040 Fund, each a series of American Independence Funds Trust, as of February 28, 2002, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 24, to Registration Statement (No. 811-7505) on Form N-1A under the Securities Act of 1933.

We also consent to the use of our report, dated April 13, 2001, for LifePath Income Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio and LifePath 2040 Master Portfolio, each a series of Master Investment Portfolio, incorporated by reference herein.

We also consent to the references to our firm under the heading, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                                       /s/  KPMG LLP


Boston, Massachusetts
June 27, 2002